Exhibit 10.10

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Summary of Material Terms of License Agreement with the Institute of Coal Chemistry

On January 11, 2006, Zibo Jiazhou Chemical entered into a licensing agreement with the Institute of Coal Chemistry, Chinese Academy of Sciences (the “Licensor”), pursuant to which the Licensor granted Zibo Jiazhou Chemical an exclusive license to certain technology utilized in the production of maleic anhydride.  The license is valid until June 8, 2026.